Exhibit 99.1

Ketjen, Axens Reach New Eurecat Relationship and Collaboration Agreements

HOUSTON, TEXAS and RUEIL-MALMAISON, FRANCE, October 23, 2025 – Ketjen Corporation and Axens SA today announced a change to Ketjen and Axen’s ownership of and collaboration with Eurecat. Under the agreements, Ketjen will extend its collaboration with Eurecat on advanced catalyst technologies and services, including regeneration, rejuvenation, ex-situ sulfiding, and spent catalyst processing. In addition, Ketjen will sell its 50 percent ownership stake in Eurecat SA to Axens, along with Ketjen’s Isomerization Catalysts business. Following the completion of the transaction, which is subject to regulatory approval, Axens will assume full ownership of Eurecat.
Eurecat is a world-leading services provider of regeneration, rejuvenation, recycling of spent catalysts along with ex-situ activation of fresh catalysts. Post-acquisition, Eurecat will continue serving the entire market, all operators, and all catalysts manufacturers, and will collaborate with Ketjen on advanced catalyst technologies as part of this long-term agreement.

“As a result of these agreements, Ketjen’s relationship and collaboration with Eurecat will continue into the future. Our clients can expect Ketjen to continue to provide advanced FCC and HPC catalyst solutions for refinery applications, along with ongoing collaboration with Eurecat in regeneration, rejuvenation, ex-situ sulfiding, and spent catalyst processing,” said Michael J. Simmons, President of Ketjen.

“Through this acquisition, Axens intends to further advance catalyst circularity and ex situ activation on all catalysts, while also initiating new initiatives focused on reducing the carbon footprint in catalyst management and activation,” said Quentin Debuisschert, Chairman & CEO of Axens.

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About Ketjen
Ketjen provides advanced catalyst solutions to leading producers in the petrochemical, refining, and specialty chemicals industries. From fluidized catalytic cracking to clean fuels solutions, hydro-processing, organometallics, and curatives, Ketjen delivers safe and reliable solutions that maximize production performance and business value. Ketjen is a wholly owned subsidiary of Albemarle Corporation (NYSE: ALB), headquartered in Houston, Texas, serving global customers in 25 markets. For more information, visit www.ketjen.com.

About Axens
The Axens Group (www.axens.net) offers a comprehensive range of solutions for the conversion of oil and biomass into cleaner fuels, production and purification of major petrochemical intermediates, chemical recycling of plastics, natural gas treatment and conversion, water treatment, and carbon capture. Axens provides technologies, equipment, furnaces, modular units, catalysts, adsorbents, and related services, covering the entire value chain from feasibility studies to start-up and unit monitoring. Axens’ unique position ensures optimum performance and reduced environmental impact, supported by highly qualified teams, modern facilities, and an extensive global network. Axens is part of the IFP Energies Nouvelles Group. To learn more, visit our website www.axens.net and follow us on LinkedIn.

About Eurecat
Eurecat is a world-leading services provider for regeneration, rejuvenation, recycling of spent catalysts along with ex-situ activation of fresh catalysts. Eurecat also provides reactor services such as catalyst unloading as well as catalyst loading through its subsidiary Petroval. Eurecat is active throughout the entire catalyst life cycle in the refining, biofuel, petrochemical, and gas markets, with facilities in the Americas, Europe, the Middle East, and Asia. For more infomation, visit www.eurecat.com.

Media Contacts

Ketjen: Romelia Hinojosa, media.relations@ketjen.com

Axens: Franck Frefield-Beilborn, franck.frefield-beilborn@axensgroup.com